PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-277211 Dated November 8, 2024

HSBC USA Inc. Autocallable Notes

$1,410,460 Notes Linked to the Russell 2000® Index due November 12, 2027

Investment Description
These Autocallable Notes (the “Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the Russell 2000® Index (the “Underlying Index”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. The Notes are designed for investors who believe that the Official Closing Level of the Underlying Index will remain flat or increase moderately during the term of the Notes. If the Underlying Index closes at or above the Initial Level on any Observation Date (annually, on and after 12 months), including the Final Valuation Date, HSBC will automatically call the Notes and pay you a Call Price equal to the Principal Amount per Note plus a Call Return. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If the Notes have not been called on or prior to the Final Valuation Date and the Official Closing Level of the Underlying Index is below the Initial Level on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Level of the Underlying Index from the Pricing Date to the Final Valuation Date. Investing in the Notes involves significant risks. The Notes do not pay any interest. You may lose some or all of your Principal Amount. Generally, the higher the Call Return on a Note, the greater the risk of loss on that Note. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Call Return: HSBC will automatically call the Notes for a Call Price equal to the Principal Amount plus the applicable Call Return if the Official Closing Level of the Underlying Index is equal to or greater than the Initial Level on any Observation Date, including the Final Valuation Date. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If the Notes are not called, investors will incur a loss at maturity.
❑	Full Downside Market Exposure: If by the Final Valuation Date, the Notes have not been called and the Underlying Index does not close below the Initial Level on the Final Valuation Date, HSBC will automatically call the Notes for a Call Price equal to the Principal Amount plus the applicable Call Return. However, if the Underlying Index closes below the Initial Level on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Level of the Underlying Index from the Pricing Date to the Final Valuation Date. You could lose all of your principal. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Pricing Date	November 8, 2024
Trade Date	November 8, 2024
Settlement Date	November 14, 2024
Observation Dates(1)	Annually, beginning on November 17, 2025
Final Valuation Date(1)	November 8, 2027
Maturity Date(1)	November 12, 2027
(1) See page 4 for additional details

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE NOTES MAY NOT OBLIGATE HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. THE NOTES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF HSBC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

These terms relate to an offering of Notes Linked to the Russell 2000® Index. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Index	Call Return Rate	Initial Level	CUSIP	ISIN
The Russell 2000® Index (“RTY”)	11.90% per annum	2,399.639	40445W793	US40445W7939

See “Additional Information About HSBC USA Inc. and the Notes” on page 2 of this pricing supplement. The Notes offered will have the terms specified in the accompanying prospectus dated February 21, 2024, the accompanying prospectus supplement dated February 21, 2024, the accompanying equity index underlying supplement dated February 21, 2024 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or equity index underlying supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangements.

The Estimated Initial Value of the Notes on the Trade Date is $9.762 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Us
Per Note	$10.00	$0.20	$9.80
Total	$1,410,460.00	$28,209.20	$1,382,250.80

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Notes

This pricing supplement relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire a senior unsecured debt instrument linked to the Underlying Index, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Notes relates to the Underlying Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying Index, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the equity index underlying supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying equity index underlying supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this pricing supplement and in “Risk Factors” beginning on page S-1 of the equity index underlying supplement and beginning on page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including the equity index underlying supplement, prospectus and prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the equity index underlying supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the equity index underlying supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Equity index underlying supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

♦	Prospectus supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

♦	Prospectus dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 21, 2024, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated February 21, 2024 and references to the “equity index underlying supplement” mean the equity index underlying supplement dated February 21, 2024.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that has the same downside market risk as the Underlying Index.

♦	You believe the Official Closing Level of the Underlying Index will not be below the Initial Level on the Final Valuation Date, but you are willing to lose up to 100% of your principal if the Notes are not called and the Official Closing Level of the Underlying Index is below the Initial Level on the Final Valuation Date.

♦	You understand and accept that you will not participate in any appreciation in the level of the Underlying Index and your potential return is limited to the applicable Call Return.

♦	You are willing to invest in the Notes based on the Call Return Rate is indicated on the cover hereof.

♦	You believe the Underlying Index will remain flat or appreciate moderately during the term of the Notes and the Official Closing Level of the Underlying Index will be equal to or greater than the Initial Level on at least one Observation Date, or equal to or greater than the Initial Level on the Final Valuation Date.

♦	You are willing to hold the Notes that will be automatically called on any Observation Date if the Official Closing Level of the Underlying Index on that Observation Date is equal to or greater than the Initial Level.

♦	You are willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦	You do understand and accept the risks associated with the Underlying Index.

♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying Index.

♦	You are willing to assume the credit risk of HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that has the same downside market risk as the Underlying Index.

♦	You believe the Notes will not be called and that the Final Level of the Underlying Index will be below the Initial Level on the Final Valuation Date.

♦	You seek an investment that is designed to return your full Principal Amount at maturity.

♦	You seek an investment that participates in the full appreciation in the level of the Underlying Index or that has unlimited return potential.

♦	You are not willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.

♦	You are unable or unwilling to hold the Notes that will be automatically called on any Observation Date if the Official Closing Level of the Underlying Index on that Observation Date is equal to or greater than the Initial Level.

♦	You are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You do not understand or accept the risks associated with the Underlying Index.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦	You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underlying Index.

♦	You are not willing or are unable to assume the credit risk of HSBC, as Issuer of the Notes, for any payment on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying Index, see “Information About the Underlying Index” herein and the accompanying Equity Index Underlying Supplement. You should also carefully review “Key Risks” herein and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement.

Final Terms

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	3 years, unless earlier called
Pricing Date	November 8, 2024
Trade Date	November 8, 2024
Settlement Date	November 14, 2024
Final Valuation Date	November 8, 2027, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes — Valuation Dates” in the accompanying equity index underlying supplement.
Maturity Date	November 12, 2027, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying equity index underlying supplement.
Underlying Index	The Russell 2000® Index (Ticker: “RTY”)
Call Feature	The Notes will be automatically called if the Official Closing Level of the Underlying Index on any Observation Date, including the Final Valuation Date, is equal to or greater than the Initial Level. If the Notes are called, HSBC will pay you on the applicable Call Settlement Date a cash payment per Note equal to the Call Price for the applicable Observation Date.
Call Settlement Dates	With respect to any of the first two Observation Dates, two business days following the applicable Observation Date, unless otherwise indicated in the table below. For the Final Valuation Date, the Call Settlement Date will be the Maturity Date.
Call Price	The Call Price equals the Principal Amount per Note plus the applicable Call Return, which will equal the product of the Principal Amount multiplied by the applicable Call Return Rate.
Call Return/Call Return Rate	The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding and will be based on the Call Return Rate of 11.90% per annum.

Observation Date(1)	Call Settlement Date(1)	Call Return Rate	Call Price (per $10.00 Note)
November 17, 2025	November 19, 2025	11.90%	$11.19
November 9, 2026	November 12, 2026	23.80%	$12.38
Final Valuation Date (November 8, 2027)	Maturity Date (November 12, 2027)	35.70%	$13.57

Payment at Maturity (per $10 Note)

If the Notes have not been previously called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Level of the Underlying Index is equal to or greater than the Initial Level on the Final Valuation Date, the Notes will be automatically called and HSBC will pay you a cash payment on the Maturity Date per Note equal to the applicable Call Price.

If the Final Level of the Underlying Index is below the Initial Level on the Final Valuation Date, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Index Return)

In this case, you will incur a loss that is proportionate to the decline in the Final Level of the Underlying Index from the Initial Level and you will lose some or all of your Principal Amount.

Underlying Index Return	Final Level - Initial Level Initial Level
Initial Level	The Official Closing Level on the Pricing Date, as indicated on the cover hereof.
Final Level	The Official Closing Level on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See "Key Risks — The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any."

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF HSBC. IF HSBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1) The Observation Dates are subject to postponement if a Market Disruption Event occurs.

Investment Timeline

Pricing Date	The Initial Level of the Underlying Index was observed.

Trade Date	The Call Return and Call Return Rate were set.

Annually, beginning on November 17, 2025

The Notes will be automatically be called if the Official Closing Level of the Underlying Index on any Observation Date is equal to or greater than the Initial Level.

If the Notes are called, HSBC will pay the Call Price for the relevant Observation Date: equal to the Principal Amount plus an amount based on the Call Return Rate.

Maturity Date

The Final Level and Underlying Index Return are determined on the Final Valuation Date.

If the Notes have not been called and the Final Level of the Underlying Index is equal to or greater than the Initial Level, HSBC will repay the Principal Amount plus the applicable Call Return.

If the Notes have not been called and the Final Level of the Underlying Index is below the Initial Level, HSBC will repay less than the Principal Amount, if anything, resulting in a loss proportionate to the decline of the Underlying Index; equal to a return of:

$10.00 × (1 + Underlying Index Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. PAYMENTS ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, ARE SUBJECT TO THE CREDITWORTHINESS OF HSBC. IF HSBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but you are urged to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying equity index underlying supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Structure or Features of the Notes

♦	Risk of Loss at Maturity – The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called and the Final Level of the Underlying Index is less than the Initial Level, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level of the Underlying Index from the Initial Level. In such a case, you will lose some or all of the principal amount of your Notes.

♦	Limited Return on the Notes – The return potential of the Notes is limited to the applicable Call Return regardless of the appreciation of the Underlying Index. In addition, because the Call Return, and therefore the Call Price, increases the longer the Notes have been outstanding, the Call Price payable on earlier Call Settlement Dates is less than the Call Price payable on later Call Settlement Dates. Your Notes could be called as early as the first annual Observation Date and your return would therefore be less than if the Notes were called on a later date. If the Notes are not called, you may be exposed to the decline in the level of the Underlying Index even though you were not able to participate in any appreciation in the level of the Underlying Index. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in securities represented by the Underlying Index.

♦	Reinvestment Risk – If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as one year after issuance.

♦	No Assurances of a Flat or Bullish Environment – While the Notes are structured to provide positive returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes and you may lose some or all of your investment if the Notes are not called.

♦	No Interest Payments – As a holder of the Notes, you will not receive interest payments.

Risk Relating to the Underlying Index

♦	Changes Affecting the Underlying Index – The policies of the Underlying Index’s sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks included on the Underlying Index may adversely affect the level of the Underlying Index. The policies of the sponsor with respect to the calculation of the Underlying Index could also adversely affect the level of the Underlying Index. The sponsor may discontinue or suspend calculation or dissemination of the Underlying Index. Any such actions could have an adverse effect on the value of the Notes.

♦	Small-capitalization risk – The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

General Risk Factors

♦	The Notes Are Subject to the Credit Risk of the Issuer – The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦	The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any – The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Is Expected to Be Less Than the Price to Public – The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Underlying Index and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher Than the Estimated Initial Value of the Notes – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

♦	Lack of Liquidity – The Notes will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Notes, and therefore you may have to sell your Notes at a significant discount.

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in the Underlying Index – The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in the Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Underlying Index would have. The Underlying Index is a price return index, and the Call Return excludes any cash dividend payments paid on its component stocks.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and such research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could affect the price of the stocks included in the Underlying Index or the level of the Underlying Index, and therefore, the market value of the Notes.

♦	Potential HSBC and UBS Financial Services Inc. Impact on the Underlying Index – Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in the Underlying Index or in futures, options, exchange-traded funds or other derivative products on the Underlying Index, may adversely affect the level of the Underlying Index, and, therefore, the market value of your Notes.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks included in the Underlying Index, which could affect the price of such stocks or the level of the Underlying Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Notes. The Calculation Agent, which may be HSBC or any of its affiliates, will determine the Payment at Maturity or the payment on a Call Settlement Date based on observed level of the Underlying Index in the market. The Calculation Agent can postpone the determination of the Official Closing Level on an Observation Date and the corresponding Call Settlement Date if a Market Disruption Event exists on that Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Market Price Prior to Maturity – The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the Underlying Index; the volatility of the Underlying Index; the dividends paid on the securities included in the Underlying Index; the time remaining to the maturity of the Notes; interest rates; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦	The Notes Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Notes?” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. The hypothetical terms used below are not the actual terms that will apply to the Notes. The actual terms are indicated on the cover hereof. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying Index relative to the Initial Level. We cannot predict the Final Level or the Official Closing Level of the Underlying Index on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity or upon an automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following terms:

Investment term:	3 years (unless earlier called)
Hypothetical Initial Level:	2,000.00
Return Rate:	11.90% per annum

Observation Dates, hypothetical Call Return Rates and Call Prices on Observation Dates:

Observation Date	Call Settlement Date	Call Return Rate	Call Price (per $10.00 Note)
November 17, 2025	November 19, 2025	11.90%	$11.19
November 9, 2026	November 12, 2026	23.80%	$12.38
Final Valuation Date (November 8, 2027)	Maturity Date (November 12, 2027)	35.70%	$13.57

Example 1— The Underlying Index closes at 110.00% of the Initial Level on the first Observation Date – the Notes are called.

Date	Official Closing Level	Payment (per Note)
First Observation Date	2,200.00	$11.19 (Call Price) – Notes are automatically called
	Total Payment: $11.19 (11.90% return)

Because the Official Closing Level of the Underlying Index on the first Observation Date is at or above the Initial Level, the Notes are automatically called at the applicable Call Price of $11.19 per Note, representing a 11.90% return on the Notes. As long as the Underlying Index closes at or above the Initial Level on any Observation Date, HSBC will pay you the applicable Call Price.

Example 2— The Underlying Index closes below the Initial Level on the first two Observation Dates and closes at 110.00% of the Initial Level on the Final Valuation Date – the Notes are called.

Date	Official Closing Level	Payment (per Note)
First Observation Date	1,800.00	$0.00 – Notes are not automatically called
Second Observation Date	1,700.00	$0.00 – Notes are not automatically called
Final Valuation Date	2,200.00	$13.57 (Call Price) – Notes are automatically called
	Total Payment: $13.57 (35.70% return)

Because (i) the Official Closing Level of the Underlying Index on each of the first two Observation Dates is below the Initial Level and (ii) the Official Closing Level of the Underlying Index on the final Observation Date (which is also the Final Valuation Date) is at or above the Initial Level, the Notes are automatically called at the applicable Call Price of $13.57 per Note, representing an 35.70% return on the Notes.

Example 3— The Underlying Index closes below the Initial Level on the first two Observation Dates. In addition, the Underlying Index closes at 59.00% of the Initial Level on the Final Valuation Date – the Notes are NOT called.

Date	Official Closing Level	Payment (per Note)
First Observation Date	1,500.00	$0.00 – Notes are not automatically called
Second Observation Date	1,600.00	$0.00 – Notes are not automatically called
Final Valuation Date	1,180.00	$10 × (1 + Underlying Index Return) =$10 × (1 + -41.00%) =$10 x (59.00%) =$5.90 (Payment at Maturity)
	Total Payment: $5.90 (-41.00% return)

Because the Official Closing Level of the Underlying Index on the first two Observation Dates is below the Initial Level, the Notes are not automatically called. Furthermore, because the Final Level of the Underlying Index is below the Initial Level on the Final Valuation Date, your principal is fully exposed to any decrease in the Final Level of the Underlying Index relative to the Initial Level. Therefore you will suffer a loss on the Notes of 41.00%. Expressed as a formula:

Underlying Index Return = (1,180.00 – 2,000.00) / 2,000.00 = -41.00%

Payment at Maturity = $10 × (1 + -41%) = $5.90

In this example, you would lose some of your Principal Amount at maturity.

If the Final Level of the Underlying Index is below the Initial Level on the Final Valuation Date, you are fully exposed to the negative Underlying Index Return, resulting in a loss of some or all of your principal that is proportionate to the decrease in the Official Closing Level of the Underlying Index from the Pricing Date to the Final Valuation Date.

What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as pre-paid executory contracts with respect to the Underlying Index. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, exchange or call and HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ materially and adversely from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

HSBC will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Index is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Information About the Underlying Index

The Russell 2000® Index

Description of the RTY

The Russell 2000® Index (“RTY”) is designed to track the performance of the small capitalization segment of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization.

For more information about the RTY, see "The Russell 2000® Index" beginning on page S-45 of the accompanying Equity Index Underlying Supplement.

Historical Information of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from November 8, 2014 to November 8, 2024, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the RTY should not be taken as an indication of future performance.

Source: Bloomberg

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Underlying Index Return and the accelerated Maturity Date will be four business days after the accelerated Final Valuation Date. The Call Return will be calculated based on the length of time that the Notes are outstanding. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If a Market Disruption Event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price to public less the underwriting discount indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Notes and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

Delivery of the Notes will be made against payment for the Notes on the Settlement Date set forth on the cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the accompanying prospectus supplement.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 21, 2024, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 21, 2024, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated February 21, 2024.